Exhibit 5.4

JOSEPH W. BROWN	WILLIAM C. DAVIS, JR.	ATTORNEYS AT LAW	SARIG ARMENIAN	VAR E. LORDAHL, JR.
ALBERT F. PAGNI	KARL L. NIELSON	3773 HOWARD HUGHES PARKWAY	JUSTIN J. BUSTOS	RICHARD A. RAWSON
JOHN P. SANDE, III	PATRICK J. SHEEHAN	THIRD FLOOR SOUTH	DANIEL S. CEREGHINO	JOHN P. SANDE, IV
WILLIAM J. RAGGIO	JOHN P. DESMOND	LAS VEGAS, NEVADA 89169	KENNETH K. CHING	BRADLEY SCOTT SCHRAGER
GARY R. GOODHEART	SCOTT M. SCHOENWALD		CONOR P. FLYNN	JESSE A. WADHAMS
MICHAEL E. BUCKLEY	CONSTANCE L. AKRIDGE	TEL (702) 862-3300 FAX (702) 734-2722	BENJAMIN W. KENNEDY	GORDON H. WARREN
RICHARD F. JOST	RICHARD M. TRACHOK, II		WAYNE O. KLOMP
DOUGLAS M. COHEN	EDWARD M. GARCIA	WWW.JONESVARGAS.COM
KEVIN R. STOLWORTHY	ELIZABETH FIELDER
JAMES L. WADHAMS	MOLLY MALONE REZAC
JODI R. GOODHEART	BRIAN R. IRVINE
PAUL A. LEMCKE	MATTHEW T. MILONE
MICHAEL G. ALONSO	BRETT J. SCOLARI
ANN MORGAN	AMANDA J. COWLEY
KRIS T. BALLARD	TRACY A. DIFILLIPPO
_________________
			MELVIN D. CLOSE, JR.	JEFFERY S. GEEN
			RICHARD G. BARRIER	OF COUNSEL

______________
CLIFFORD A. JONES (1912 – 2001)	May 4, 2011	CATHERINE A. SOURK
HERBERT M. JONES (1914 – 2008)		EXECUTIVE DIRECTOR
GEORGE L. VARGAS (1909 – 1985)
JOHN C. BARTLETT (1910 – 1982)
LOUIS MEAD DIXON (1919 – 1993)
GARY T. FOREMASTER (1953 – 1998)
Precision Drilling Corporation
4200-150-6th Avenue, S.W.
Calgary, Alberta
Canada T2P 3Y7
Attn: General Counsel
     Re:  Precision Drilling Holdings Company, a Nevada corporation (“PDHC”)
Ladies and Gentlemen:
     We have acted as special counsel in the State of Nevada (the “State”) to PDHC in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Precision Drilling Corporation, a corporation amalgamated under the Business Corporation Act (Alberta) (“Precision”), PDHC and certain other guarantors identified in the Registration Statement (together with PDHC, collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by Precision of $650,000,000 aggregate principal amount of its 6.625% Senior Notes due 2020 (the “Exchange Securities”), which are guaranteed by the Guarantors, including PDHC pursuant to the Indenture (as hereinafter defined) (collectively, the “Guarantees”). The Exchange Securities and the Guarantees will be issued under an Indenture dated as of November 17, 2010 (the “Indenture”) among Precision, The Bank of New York Mellon, as U.S. trustee and Valiant Trust Company, as Canadian co-trustee (collectively, the “Trustee”). The Exchange Securities will be offered by Precision in exchange for $650,000,000 aggregate principal amount of its outstanding 6.625% Senior Notes due 2020. Capitalized terms used in this opinion which are not otherwise defined herein have the meanings given such terms in the Indenture.
     In our capacity as such special Nevada counsel, we have reviewed copies of the following documents (collectively, the “Transaction Documents”):
1.	The Registration Statement;

2.	The Indenture (including the Guarantees set forth therein); and

3.	The form of Exchange Securities.
     In connection with this opinion, we have also examined the originals or copies of the following organizational documents of PDHC:
RENO OFFICE
100 WEST LIBERTY STREET, TWELFTH FLOOR, RENO, NEVADA 89504 TEL (775) 786-5000 FAX (775) 786-1177

Precision Drilling Corporation
Attn: General Counsel
May 4, 2011

     1. Articles of Incorporation of Grey Wolf Holdings Company filed with the Nevada Secretary of State on December 28, 1998, as amended by Articles of Merger of Grey Wolf Management Company (a Texas corporation) and Grey Wolf Holdings Company (a Nevada corporation) filed with the Nevada Secretary of State on December 31, 1998, and a Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on May 19, 2009 (changing the name of the corporation to “Precision Drilling Holdings Company”);
     2. Bylaws of PDHC certified to us by its corporate officer as of the date hereof;
     3. Certificate of Existence with Status in Good Standing of PDHC issued by the Nevada Secretary of State on April 6, 2011 (the “PDHC Good Standing Certificate”);
     4. Those certain resolutions adopted by unanimous consent of the Board of Directors of PDHC dated November 10, 2010, authorizing and approving the execution, delivery and performance of the Indenture and other actions of PDHC necessary for the consummation of the transactions contemplated by the Indenture and those certain resolutions adopted by unanimous consent of the Board of Directors of PDHC dated May 3, 2011, authorizing and approving the issuance of the Exchange Securities and other action of PDHC necessary contemplated thereby.
     The organizational documents described in items (l) and (2) above are collectively referred to hereinafter as the “PDHC Organizational Documents.”
     In rendering our opinions, we have also examined such certificates of public officials, documents, records, and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and have assumed that each such certificate, document, record and instrument is accurate, complete, authentic and current. As to various questions of fact material to our opinions, we have relied upon certificates and written statements of PDHC and such other persons as we have deemed necessary for the issuance of our opinions. However, we have not necessarily independently verified the content of factual statements made to us in connection therewith, or the veracity of such representations or statements in such certificates, but we have no reason to believe that such factual statements or representations are inaccurate. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Transaction Documents (other than references to documents which are themselves Transaction Documents).
Assumptions.
     In rendering the opinions contained herein we have, with your consent and without investigation, assumed: (a) that each of the entity parties to the Transaction Documents other than PDHC is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (b) the power and authority of all parties other than PDHC, as applicable, to execute, deliver ·and perform their respective obligations under the Transaction Documents; (c) the valid authorization of the Transaction Documents by all parties thereto other than PDHC, and the valid execution and delivery of the Transaction Documents by all parties thereto (other than PDHC with respect to the Indenture); (d) that each entity party to the Transaction Documents, other than PDHC, is acting in appropriate furtherance of its company purposes with respect to the execution, delivery and performance of its obligations under the Transaction Documents to which it is a party, and such execution and delivery and the performance of each such party’s obligations thereunder will not violate the articles or certificate of incorporation or other charter document or bylaws, partnership agreement, operating agreement or other

Precision Drilling Corporation
Attn: General Counsel
May 4, 2011

organizational agreement of such party; (e) the legal capacity of all natural persons; (f) that the Transaction Documents constitute the legally valid and binding obligations of each of the parties thereto, other than PDHC, as applicable, enforceable against such parties in accordance with their respective terms; (g) that there are no other documents or agreements, oral or written, and no usage of trade or course of dealing among the parties to the Transaction Documents, or between any two or more of them, that would have an effect on the opinions rendered herein; (h) the genuineness of all signatures; (i) the performance by the parties (other than PDHC, as applicable) of their respective obligations under the Transaction Documents does not and will not contravene or conflict with any law, rule or regulation of any jurisdiction, or any judgment, order or decree of any court or regulatory body applicable to the parties or by which such parties may be bound; (j) that PDHC does not engage in any of the following: (i) gaming business, (ii) liquor business, (iii) insurance business, or (iv) cemetery business; (k) that PDHC is not a financial institution or public utility; (1) PDHC has not entered into any agreement with any governmental or public body or authority of the State requiring any consent or approval to the transactions contemplated by the Transaction Documents by any such body or authority; (m) the accuracy, completeness and correctness of all statements of fact and factual representations and warranties contained in the Transaction Documents except for representations or warranties which purport to represent or warrant matters opined to hereinafter; (n) the authenticity of all documents submitted to us as originals; (o) the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies; and (p) that PDHC is an owner, member, manager or affiliate of Precision, or otherwise benefits from its relationship with Precision and the financial accommodations provided to Precision under the Transaction Documents.
Opinions.
     Subject to the foregoing, and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. PDHC has been duly incorporated and, based solely on the PDHC Good Standing Certificate, is existing and in good standing under the laws of Nevada.
     2. The Indenture has been duly authorized by PDHC, and duly executed and delivered by PDHC.
     3. The execution, delivery and performance of the Indenture, and the compliance with the terms and provisions thereof by PDHC, and the issuance of the Guarantee will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of PDHC pursuant to the articles of incorporation or bylaws of PDHC or any statute, rule or regulation under the laws of the State applicable to PDHC, or, to our actual knowledge, any judgment, order or decree of any governmental agency or body or any court in the State having jurisdiction over PDHC or any of its properties, and PDHC has full power and authority to authorize and issue the Guarantee in accordance with the Indenture.
Limitations and Qualifications.
     Whenever our opinion in this letter with respect to the existence or absence of facts is qualified by the phrase “to our actual knowledge,” or terms of similar import, it is intended to signify that during the course of our representation of PDHC no information has come to the attention of lawyers currently

Precision Drilling Corporation
Attn: General Counsel
May 4, 2011

members of or associated with this firm who have performed services on behalf of PDHC which would give us actual knowledge of any facts inconsistent with this opinion. We have not undertaken any independent investigation to determine the existence or absence of those facts, and no inference as to our knowledge of the existence or absence of those facts shall or may be drawn from our representation of PDHC.
     With respect to our opinions contained herein, we have not conducted any special review of statutes, rules, regulations, decisions, or orders and our opinion with respect thereto is limited to such State statutes, rules and regulations as in our experience are customarily applicable to transactions of the sort contemplated by the Transaction Documents.
     Without limitation to any assumption or other qualification contained herein, we express no opinion as to:
     a. The enforceability of the Transaction Documents.
     b. The status of title to any real or personal property.
     c. The reasonableness of any late charge or liquidated damages.
     d. Any permits or approvals that may be required for the operation of the business of PDHC.
     e. The following: (i) any federal or state securities, commodities or investment company laws or regulations; (ii) any federal or state labor, pension or other employee benefit laws or regulations; (iii) any federal or state antitrust, trade or unfair competition laws or regulations; (iv) any federal or state laws or regulations pertaining to the environment, occupational safety, health or other similar matters; (v) any federal or state energy laws or regulations; (vi) any laws, ordinances, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or similar local authority of any jurisdiction or any agency or instrumentality thereof; (vii) any federal or state tax laws or regulations or other tax matters, including, without limitation, franchise, income, sales, use or transfer taxes; (viii) any accounting matters; (ix) any federal or state laws or regulations pertaining to the regulation of utilities or telecommunication companies; (x) any federal or state laws or regulations relating to copyrights, patents, trademarks or other intellectual property; (xi) the financial condition or solvency of, or any financial or other information provided by PDHC; (xii) federal and state building, landmark, archaeological or historical preservation, mobile home, land use, zoning, subdivision, environmental, or hazardous materials laws or regulations; or (xiii) the federal laws of Canada or the laws of the Province of Alberta.
     f. Except as set forth herein, the ability of PDHC to perform the obligations of or to comply with the requirements imposed on them in the Transaction Documents.
     g. Any restrictions on the power and authority of PDHC to act in its capacity as the general partner of Precision Drilling Company L.P., a Texas limited partnership (“PDC Texas”) that may be imposed under the organizational documents of PDC Texas or by the laws of the jurisdiction under which PDC Texas was formed.
     We are admitted to practice in the State, and our opinion is limited to matters under or involving the laws of the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the State as those laws presently exist.

Precision Drilling Corporation
Attn: General Counsel
May 4, 2011

     This letter is issued in the State, and by issuing this letter the law firm of Jones Vargas shall not be deemed to be transacting business in any other state. Furthermore, by issuing this letter the law firm of Jones Vargas does not consent to the jurisdiction of any state but the State, and any claim or cause of action arising out of the opinions expressed herein must be brought in the State.
     This opinion is furnished by us to you at the request of and as special counsel to PDHC. No client relationship we have exists between our Firm and you in connection with the Indenture or by virtue of this opinion. This opinion is solely for the benefit of the addressee hereto and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any person other than the addressees and PDHC without, in each instance, our prior written approval.
     We hereby consent to the filing of this opinion letter as Exhibit 5.4 to the Registration Statement. We further consent to the reliance by Simpson Thacher & Bartlett LLP upon this opinion letter in rendering its opinions to you with respect to the transactions contemplated in the Registration Statement. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.
Very truly yours,
/s/ Jones Vargas
JONES VARGAS